Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of the 5th day of April, 2021 (the “Effective Date”), by and between GRE RIVERWORKS, LLC, a Delaware limited liability company (“Landlord”), and EYEPOINT PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.Landlord’s predecessors-in-interest and Tenant entered into that certain Lease dated November 1, 2013 (the “Original Lease”), as amended by that certain First Amendment to Lease dated February 6, 2014 (the “First Amendment”), that certain Second Amendment to Lease dated May 14, 2018 (the “Second Amendment”) and that certain Confirmation of Suite A-210 Effective Date dated November 29, 2018 (the “Confirmation”; collectively with the Original Lease, the First Amendment and the Second Amendment, the “Lease”), pursuant to which Tenant currently leases certain premises known as Suite A- 210 containing approximately 6,590 rentable square feet and Suite B300 containing approximately 13,650 rentable square feet (together, the “Current Premises”) in the building commonly known as the Riverworks Innovation Center located at 480 Pleasant Street, Watertown, Massachusetts (the “Building”).

B.Landlord and Tenant desire to expand the Current Premises and otherwise modify the Lease as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Recitals. The recitals set forth above are hereby incorporated into and made a material part of this Amendment. Capitalized terms used but not otherwise defined herein shall have the same meanings ascribed to them in the Lease.

2.Expansion. Effective as of the Expansion Premises Commencement Date (as hereinafter defined), the Current Premises are hereby expanded to include 1,409 rentable square feet as shown on Exhibit A-1 attached hereto and made a part hereof (“Expansion Premises”), which Exhibit A-1 shall be deemed part of and attached to the Original Lease. The “Expansion Premises Commencement Date” or “EPCD” shall mean the earlier of (a) the date Tenant occupies the Expansion Premises or any portion thereof for the conduct of Tenant's business; or (b) the date Landlord Substantially Completes the Work (as hereinafter defined) in the Expansion Premises and tenders possession of the Expansion Premises to Tenant. As of the Expansion Premises Commencement Date, the “Premises” shall include both the Current Premises and the Expansion Premises. After the Expansion Premises Commencement Date occurs, Landlord shall deliver to Tenant an instrument confirming the Expansion Premises Commencement Date. The rentable square feet stated herein shall be conclusive on both parties. As used herein, the term “Work” shall mean installing, at Landlord’s sole cost and expense, new Building standard carpet as selected by Tenant, constructing an interior passageway connecting Suite A-210 and the Expansion Premises, installing an interior door between Suite A-210 and the Expansion Premises (if required by applicable fire codes), and painting the Expansion Premises using Building standard colors and materials selected by Tenant.

3.Term for the Expansion Premises. The Term for the Expansion Premises (the “Expansion Premises Term”) shall commence on the EPCD and shall end on May 31, 2025. During the Expansion Premises Term, all of the terms and conditions of the Lease shall apply to the Expansion Premises except as otherwise expressly provided in this Amendment. Notwithstanding anything contained to the contrary in the Confirmation, due to a scrivener’s error, the Expiration Date of the Lease for the Current Premises is hereby amended to May 31, 2025.

4.Base Rent for the Current Premises. Commencing on April 1, 2021, Tenant shall pay Base Rent for the Current Premises in the same manner as is required under the Lease, as amended hereby, pursuant to the schedule set forth below without regard thereafter to the schedule set forth in Section 4 of the Second Amendment:

Period	Annual Base Rent Per Rentable Square Foot	Monthly Installments of Base Rent for the Current Premises
April 1, 2021 – September 30, 2021	$38.00	$64,093.33
October 1, 2021 – September 30, 2022	$39.00	$65,780.00
October 1, 2022 – September 30, 2023	$40.00	$67,466.67
October 1, 2023 – September 30, 2024	$41.00	$69,153.33
October 1, 2024 – May 31, 2025	$41.00	$69,153.33

5.Base Rent for the Expansion Premises. In addition to Base Rent for the Current Premises, commencing on the EPCD, Tenant shall pay Base Rent for the Expansion Premises in the same manner as is required under the Lease, as amended hereby, in the amount of $43.00 per rentable square foot of the Expansion Premises (or $5,048.92 per month) and on each anniversary of the EPCD (except as expressly hereinafter provided) during the Expansion Premises Term, Base Rent for the Expansion Premises shall increase by One and 00/100 Dollars ($1.00) (i.e., to $44.00 per rentable square foot or $5,166.33 per month on the first anniversary of the EPCD, to $45.00 per rentable square foot or $5,283.75 per month on the second anniversary of the EPCD and to $46.00 per rentable square foot or $5,401.17 per month on the third anniversary of the EPCD and so on through May 31, 2025). If, however, the EPCD does not occur on the first day of a calendar month, (a) Tenant shall pay prorated Rent for the Expansion Premises on a per diem basis for such partial month on the EPCD, and (b) solely for purposes of determining the rate applicable for such partial month and for the balance of the Expansion Premises Term, the period from the EPCD through and including the day immediately preceding the first day of the next full calendar month (such first day being hereinafter referred to as the “Base Rent Anniversary Date”) shall be deemed included within the first full calendar month of the Expansion Premises Term and the annual Base Rent increase contemplated hereinabove shall occur on each anniversary of the Base Rent Anniversary Date not on the EPCD. By way of example only, if the EPCD is April 24, 2021, the Base Rent Anniversary Date shall be May 1, 2021 and therefore the Base Rent shall increase annually as set forth hereinabove on each May 1st falling within the Expansion Premises Term.

6.Additional Rent. In addition to the Base Rent for the entire Premises, Tenant shall continue to pay as additional rent (including the payment for Tenant’s Electricity currently billed at $1.75 per rentable square foot) in the manner and at the times required under Article III of the Original Lease, as amended by Section 5 of the Second Amendment, for the balance of the Term, except that:

(a)effective as of the EPCD, Tenant’s Percentage with respect to the Expansion Premises shall be 0.7%, being the 1,409 rentable square feet in the Expansion Premises divided by the current rentable square footage of the Building (i.e., 202,000 rentable square feet). Tenant’s Percentage with respect to the Current Premises shall continue to be 10.36% (20,240/195,423).

(b)effective as of the EPCD (and notwithstanding anything contained in the Lease to the contrary) with respect to the Expansion Premises only, (i) the Operating Expense Base shall be calendar year 2021 (i.e., January 1, 2021 through December 31, 2021), (as adjusted to reflect 95% occupancy of the Building as provided in the Lease); provided that Operating Expenses for the Operating Expense Base only shall not include costs incurred due to extraordinary circumstances or other non-recurring charges, including market-wide labor rate increases due to boycotts and strikes; utility rate increases due to extraordinary circumstances or other non-recurring charges, including conservation surcharges, boycotts, embargos or other shortages; insurance deductibles; or amortized costs relating to capital improvements, and (ii) the Real Estate Tax Base shall be fiscal year 2021 (i.e., July 1, 2020 through June 30, 2021).

7.Landlord’s Notice Addresses. Notwithstanding anything to the contrary contained in the Lease, as of the Effective Date, the following shall be inserted into the Lease in lieu of any other provision(s) regarding Landlord’s addresses for notice:

“If to Landlord: GRE Riverworks, LLC c/o GEM Realty Capital, Inc. 900 N. Michigan Avenue Suite 1450 Chicago, Illinois 60611 Attn: General Counsel
With a copy to: GRE Riverworks, LLC c/o Paradigm Properties | Paradigm Capital Advisors 93 Summer Street, 2nd Floor Boston, Massachusetts 02110 Attn: John Caldwell

8.Rent Payment. Notwithstanding anything contained in Section 3.1(a) of the Original Lease, Tenant shall be responsible for paying Rent under the Lease pursuant to the wire/ACH instructions set forth below:

Via Wire/ACH:

[***]

9.Security Deposit. Landlord currently holds a Security Deposit in the form of a Letter of Credit in the amount of $150,000.00.

10.Parking. From and after the EPCD, the first paragraph of Exhibit E attached to the Second Amendment is hereby deleted in its entirety and replaced with the following:

“Tenant shall be provided parking access cards for unreserved parking spaces in the total amount of 71 parking access cards, of which 15 parking access cards shall be allocated to the lower lot located on the south side of Pleasant Street (the "Lower Lot") and 56 parking access cards shall be allocated to the upper lot located on the north side of Pleasant Street (the "Upper Lot” and with the Lower Lot, the “Parking Area”) subject to such terms, conditions and regulations as are from time to time applicable to patrons of the Parking Area.”

11.Condition of Premises. Tenant hereby re-accepts the Current Premises in its current “AS- IS” “WHERE IS” condition. Landlord shall deliver the Expansion Premises to Tenant on the EPCD in its current “AS-IS” “WHERE-IS” condition, subject to the Work being substantially completed by Landlord to the commercially reasonable satisfaction of Tenant and that any applicable permits and/or any applicable certificates of occupancy or their legal equivalent, for the Expansion Premises have been obtained (collectively, “Landlord Substantially Completes the Work”).

12.Brokers. Tenant represents that Tenant has not dealt with any broker, agent or finder in connection with this Amendment other than Paradigm Properties (“the “Broker”), whose right to a commission shall be paid by Landlord pursuant to separate written agreement, and Tenant agrees to indemnify and hold Landlord harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from any claims or demands of any broker, agent or finder other than the Broker with whom Tenant has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation with Tenant of this Amendment.

13.Binding Effect. This Amendment shall not be binding until executed and delivered by both Landlord and Tenant.

14.Electronic Counterparts. This Amendment may be executed in any number of electronic (facsimile or PDF) counterparts, any one of which shall be an original, but all of which together shall be one and the same instrument.

15.Estoppel. Tenant hereby represents, warrants and agrees that: to the best of Tenant's knowledge, (i) there exists no breach, default or event of default by Landlord under the Lease, or any event or condition which, with the giving of notice or passage of time or both, would constitute a breach, default or event of default by Landlord under the Lease; (ii) the Lease continues to be a legal, valid and binding agreement and obligation of Tenant; and (iii) Tenant has no current offset or defense to its performance or obligations under the Lease. Tenant hereby waives and releases all demands, charges, claims, accounts or causes of action of any nature against Landlord or Landlord's employees or agents, including without limitation, both known and unknown demands, charges, claims, accounts, and causes of action that have previously arisen out of or in connection with the Lease.

16.	Exhibits. Each Exhibit attached hereto is made a part hereof for all purposes.

17.No Representations. Landlord and Landlord's agents have made no representations or promises, express or implied, in connection with this Amendment, except as expressly set forth herein, and Tenant has not relied on any representations except as expressly set forth herein.

18.OFAC. Tenant represents and warrants to Landlord that (1) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National," "Blocked Person," or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (2) Tenant is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation. Tenant agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorney's fees and costs) arising or related to any breach of the foregoing representation and warranty.

19.Miscellaneous. This Amendment sets forth the entire agreement with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. As modified by this Amendment, the Lease is hereby ratified and confirmed, and shall remain in full force and effect. In the event of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall control. Headings used in this Amendment are for convenience only and shall not serve to limit, expand or otherwise alter the terms of this Amendment.

20.Cyber. Landlord shall use commercially reasonable efforts to ensure the secure operation of Building automation systems and other Building systems and equipment that have internet functionality. Additionally, Landlord or its affiliate or agent may, but shall not be obligated to, provide high speed internet and/or provide a Wi-Fi network. Tenant should not transmit any credit card information, passwords or any other sensitive information while using Building Wi-Fi service. TENANT ACKNOWLEDGES AND AGREES THAT THERE ARE SIGNIFICANT SECURITY, PRIVACY AND CONFIDENTIALITY RISKS INHERENT IN ACCESSING OR USING THE INTERNET AND USE OF INTERNET SERVICE PROVIDED BY LANDLORD IS AT TENANT’S OWN RISK. LANDLORD HAS NO RESPONSIBILITY TO MAKE SECURE ANY INTERNET SERVICE OR DATA TRANSMISSION INFRASTRUCTURE AT THE BUILDING. TENANT AGREES TO USE APPROPRIATE MEASURES TO KEEP TENANT’S NETWORK AND INTERNET CONNECTED DEVICES SECURE, SUCH AS SECURE VPN CONNECTIONS, FIREWALLS, ANTIVIRUS PROTECTION, SECURITY PATCHES, AND USER CYBERSECURITY AWARENESS TRAINING. To the fullest extent permitted by law, Tenant releases Landlord and its property manager, and agrees to defend, indemnify and hold harmless Landlord and its property manager from and against all claims, losses, expenses, damages, costs and liabilities arising out of computer viruses, malware, spyware, hacking, tampering, data breach, fraudulent activity and/or security breach with regard to Building systems, Building equipment, Tenant’s systems, Tenant equipment, fiber, Wi-Fi and/or telephone or data lines, regardless of whether such activity affects Tenant or its business and regardless of whether such activity was the result of access via any Building system or Building equipment. Except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s agents, Landlord shall not be responsible for loss, expense, damage, cost, or liability caused by, or arising from the use or operation, as a means for inflicting harm, of any computer, computer system, computer software, malicious code, computer virus or process.

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Landlord and Tenant have executed this Third Amendment to Lease as of the date first above written.

LANDLORD:

GRE RIVERWORKS, LLC, a Delaware limited liability company

/s/ Marija Tatic

Name: Marija Tatic

Title: Vice President

TENANT:

EYEPOINT PHARMACEUTICALS, INC.

/s/ George O. Elston
Name: George O. Elston
Title: Chief Financial Officer and Head of Corporate Development (Principal Financial Officer and Principal Accounting Officer)

EXHBIIT A-1

EXPANSION PREMISES

A-1